As filed with the Securities and Exchange Commission on February 16, 2005

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

LECG CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	8742	81-0569994
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 600
Emeryville, California 94608
(510) 653-9800

(Address, including zip code, of Registrant’s principal executive offices)

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

2003 STOCK OPTION PLAN

(Full title of the plans)

David J. Teece
Chairman
LECG Corporation
2000 Powell Street
Emeryville, California 94608
(510) 985-6700

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Reinstra, Esq.

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value: Reserved for future issuance under the 2003 Stock Option Plan	897,000 shares	$17.63	(3)	$15,814,110.00	(3)	$1,861.33
Amended and Restated Deferred Compensation Plan Obligations (2)	$12,900,000.00	100%		$12,900,000.00		$1,518.33
Common Stock, $0.001 par value: Reserved for future issuance under the Amended and Restated Deferred Compensation Plan for Qualifying Stock Option Gains	53,000 shares	$17.63	(3)	$934,390.00	(3)	$109.98
Total:				$29,648,500.00	(3)	$3,489.64

(1)               Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)               Represent unsecured obligations of LECG Corporation to pay deferred compensation in the future in accordance with the terms of the Registrant’s Amended and Restated Deferred Compensation Plan.

(3)               Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on February 11, 2005.

LECG CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by LECG Corporation (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 25, 2004;

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 13, 2004;

(3) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 5, 2004;

(4)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed with the SEC on November 9, 2004;

(5) The Registrant’s Current Report on Form 8-K, filed with the SEC on February 17, 2004;

(6) The Registrant’s Current Report on Form 8-K, filed with the SEC on March 2, 2004;

(7) The Registrant’s Current Report on Form 8-K, filed with the SEC on March 25, 2004;

(8) The Registrant’s Current Report on Form 8-K, filed with the SEC on April 1, 2004;

(9) The Registrant’s Current Report on Form 8-K, filed with the SEC on May 13, 2004;

(10) The Registrant’s Current Report on Form 8-K, filed with the SEC on August 3, 2004;

(11) The Registrant’s Current Report on Form 8-K, filed with the SEC on October 6, 2004;

(12) The Registrant’s Current Report on Form 8-K, filed with the SEC on November 3, 2004;

(13) The Registrant’s Current Report on Form 8-K, filed with the SEC on November 4, 2004;

(14) The Registrant’s Current Report on Form 8-K, filed with the SEC on February 14, 2005;

(15) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in subparagraph (1) above; and

(16) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on November 12, 2003 (File No. 000-50464) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties.  The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.  Description of Securities.

Under the 2003 Stock Option Plan, the Registrant may issue stock options or stock purchase rights for shares of common stock, par value $0.001 per share, of the Registrant, including shares of common stock issuable upon the exercise of such options or purchase rights, subject to vesting if applicable.  The common stock of the Registrant is registered under Section 12 of the Exchange Act.

In addition, $12,900,000 of unsecured obligations and 53,000 shares of common stock of the Registrant to pay deferred compensation in the future (the “Obligations”) are being registered under this Registration Statement.  The Obligations are being offered to a select group of management and highly-compensated employees (each, a “Participant”) as determined by the Deferred Compensation Committee appointed by the Board of Directors (the “Committee”) of the Registrant and certain of its subsidiaries pursuant to the Registrant’s Amended and Restated Deferred Compensation Plan (the “Plan”). The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

Each Participant may defer a specified percentage of their base salary, bonuses, expert fees and project origination fees, which will be based on annual elections made by each Participant.  In addition, Participants may also elect to defer receipt of gain from the exercise of qualifying options to acquire the common stock of the Registrant (“Qualifying Stock Option Gain”), provided that such options are exercised using a stock-for-stock exercise method.  Deferred compensation from base salary, bonuses, expert fees and project origination fees is credited to a Participant’s “Deferral Account,” and deferred Qualifying Stock Option Gains are credited to a Participant’s “Stock Option Gain Account,” at the time such amounts otherwise would have been paid to the Participant.  The Deferral Account and the Stock Option Gain Account (collectively, the “Account”) are bookkeeping entries only and are utilized solely as a device for the measurement and determination of the benefits to be paid to a Participant under the Plan.

Obligations consist of an amount equal to each Participant’s Deferral Account balance under the Plan, which includes amounts credited to a Participant’s Stock Option Gain Account as well as other amounts credited as described below. Each Participant has the sole authority to designate the manner in which his Deferral Account balance is invested among certain hypothetical investment options available under the Plan, and his Deferral Account balance is credited with the actual financial performance or earnings generated by such investments. A Participant’s Stock Option Gain Account only is deemed to be invested in the common stock of the Registrant and only is credited with the actual financial performance of such common stock, including stock dividends and cash dividend reinvestments. It is possible for the value of a Participant’s Stock Option Gain Account balance to decrease as a result of decreases in the value of the hypothetical investments or decreases in the value of the Registrant’s common stock, as applicable.

Participants generally receive distribution of their Account balance (i) upon termination of employment; (ii) upon the earlier to occur of (A) termination of employment after reaching the age of 65 or (B) termination of employment after reaching the age of 55 and 10 years of service with the Registrant; or (iii) upon death during employment. All amounts invested in the Registrant’s common stock pursuant to the Participant’s Stock Option Gain Account will be distributed in shares of common stock.  In the case of subparagraph (i), Participants shall receive the balance of their Account in the form of a lump sum within 60 days after the date on which the Participant’s employment is terminated, or, in the Committee’s sole discretion, in equal annual installments over a period not to exceed five years with the first annual installment payment payable within 60 days after the date on which the Participant’s employment is terminated; provided, however, in the event the Participant’s employment is terminated following a change in control of the Registrant, then such Account balance shall be payable in the form of a lump sum only.  In the case of subparagraph (ii), Participants make a distribution election to receive the balance of their Account either in the form of a lump sum payable within 60 days after the date on which the Participant retires or in equal annual installments over a period not to exceed fifteen years with the first annual installment payment payable within 60 days after the date on which the Participant retires; provided, however, in the event the Participant retires following a change in control of the Registrant or the Participant’s Account balance at the time of his or her retirement is $25,000 or less, then such Account balance shall be payable in the form of a lump sum regardless of the Participant’s distribution election.  In the case of subparagraph (iii), the beneficiary(ies) of the Participant shall receive the balance of the Participant’s Account in the form of a lump sum payable within 60 days after the date on which the Committee is notified of the Participant’s death.

In the event that a Participant suffers from a disability that in the Committee’s discretion renders the Participant’s employment to the Registrant terminated, a Participant who is not otherwise eligible to retire as described in subparagraph (ii) above, will be deemed to have been terminated as described in subparagraph (i) above and will receive a disability benefit in the same form and manner as a termination benefit distribution.  In the event that a Participant suffers from a disability that in the Committee’s discretion renders the Participant’s employment to the Registrant terminated, a Participant who is eligible to retire as described in subparagraph (ii) above, will be deemed to have retired and will receive a disability benefit in the same form and manner as a retirement benefit distribution.

Participants may also receive optional distributions provided by the Plan. Participants may elect to receive distributions, excluding Qualifying Stock Option Gains, in the form of a lump sum while he or she is employed to the Registrant; however, the distribution date selected must be on January 1 and at least 3 years after the end of the Plan year in which the distribution amounts were deferred.  Participants may also receive distributions if the Participant experiences an unforeseeable financial emergency.  The Participant may petition the Committee to receive a partial or full payout in the form of a lump sum from his Account balance, excluding Qualifying Stock Option Gains, not to exceed the lesser of (i) the amount needed to satisfy the emergency or (ii) the Participant’s Account balance. In order to receive a distribution due to an unforeseeable financial emergency, the Participant must show that the need cannot be satisfied by other resources reasonably available, including insurance proceeds.  Participants may also elect to receive designated distributions, excluding Qualifying Stock Option Gains, while he or she is employed to the Registrant after attaining a specified age which can be no earlier than the age of 65.  The Participant must elect to receive the designated distribution at least 13 months prior to attaining the specified age and will no longer be permitted to defer any additional amounts into the Plan after attaining the specified age.  The Participant may elect to receive the designated distribution in the form of a lump sum payment or in equal annual installments over a period not to exceed fifteen years.

Any distribution permitted to be made under the Plan may be deferred by the Registrant if the Registrant determines in good faith prior to a change in control of the Registrant that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Registrant would not be deductible by the Registrant under Section 162(m)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Any benefits not distributable according to a Participant’s elections as a result of this limitation shall be distributed at the earliest possible date on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Registrant during which the distribution is made will not be limited by Section 162(m)(1) of the Code, or if earlier, the effective date of a change in control of the Registrant.

A Participant’s Obligations cannot be commuted, sold, assigned, transferred, pledged, anticipated, mortgaged or otherwise encumbered, transferred, hypothecated, alienated, conveyed, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise, prior to the actual receipt of payment of such Obligations.

The Plan is administered by the Committee, whose determinations and decisions are conclusive and binding on all persons who at any time have or claim to have any interest under the Plan. The Committee has the right to amend the Plan at any time provided that such amendment does not decrease the value of a Participant’s Account balance in existence prior to the date of the amendment.

The Registrant may establish a trust by entering into a trust agreement with a trustee.  The amounts allocated to such trust and resulting earnings would be used to satisfy the Obligations of the Registrant under the Plan. The Plan would remain unfunded and the assets of the trust would at all times be subject to the claims of the general creditors of the Registrant.

The Registrant may terminate the Plan at any time and upon termination, the Obligations to each Participant shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and the Participants’ deferral elections.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of its directors.  Consequently, a director will not be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the Registrant or to its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•                  any transaction from which the director derived an improper personal benefit.

The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.  If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.

The Registrant’s certificate of incorporation allows the Registrant to indemnify its officers, directors and other agents to the full extent permitted by Delaware law.  The Registrant’s bylaws permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.  The Registrant’s bylaws specify circumstances in which indemnification for its directors and executive officers is mandatory and when it may be required to advance expenses before final disposition of any litigation.

The Registrant has entered into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  The indemnification agreements require the Registrant, among other things, to:

•                  indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•                  advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.3 (1)	2003 Stock Option Plan and form of agreements thereunder.

10.51 (2)	Amended and Restated Deferred Compensation Plan.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 9).

(1) Documents incorporated by reference from the Registrant’s Registration Statement on Form S-1, as amended (No. 333-108189), originally filed with the Securities and Exchange Commission on August 25, 2003.

(2) Incorporated by reference to the same number exhibit filed with Registrant’s Current Report on Form 8-K filed November 3, 2004.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 16, 2005.

LECG CORPORATION

By:	/s/ David J. Teece
David J. Teece
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David J. Teece, David P. Kaplan and John C. Burke, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chairman of the Board of Directors
/s/ David J. Teece	and Director (Principal Executive	February 16, 2005
David J. Teece	Officer)

/s/ David P. Kaplan	President and Director	February 16, 2005
David P. Kaplan

/s/ John C. Burke	Chief Financial Officer	February 15, 2005
John C. Burke	(Principal Financial Officer)

/s/ Gary S. Yellin	Chief Accounting Officer	February 16, 2005
Gary S. Yellin	(Principal Accounting Officer)

/s/ Michael R. Gaulke	Director	February 16, 2005
Michael R. Gaulke

Director
Michael J. Jeffery

Director
William W. Liebeck

Signature	Title	Date

/s/ Ruth M. Richardson	Director	February 16, 2005
Ruth M. Richardson

Director
William J. Spencer

/s/ Walter H.A. Vandaele	Director	February 14, 2005
Walter H.A. Vandaele

LECG CORPORATION

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.3 (1)	2003 Stock Option Plan and form of agreements thereunder.

10.51 (2)	Amended and Restated Deferred Compensation Plan.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 9).

(1) Documents incorporated by reference from the Registrant’s Registration Statement on Form S-1, as amended (No. 333-108189), originally filed with the Securities and Exchange Commission on August 25, 2003.

(2) Incorporated by reference to the same number exhibit filed with Registrant’s Current Report on Form 8-K filed November 3, 2004.